EXHIBIT 99.1

Emerald Plants Health Source

EPHS Holdings Inc Receives License For Commercial Cannabis Cultivation

EPHS Holdings Inc. (OTCQB:STNN) (“EPHS” or the “Company”), together with its joint venture partner, Merritt Valley Cannabis, announced it received approval for their pending commercial cultivation license, identified as a license for Access to Cannabis for Medical Purposes Regulation (“ACMPR”), from Health Canada.  The license was received on Friday, October 12, 2018.

EPHS may now produce cannabis for medicinal and recreational purposes, including licensed products such as dried or fresh cannabis flower, cannabis oil, starting materials and plants at the Company's state-of-the art facility, based in Quebec, Canada.

Having obtained its ACMPR license, the Company will be required to apply for an additional sales license.  In applying for a sales license for cannabis, EPHS will be required to submit its first two cannabis crops to Health Canada for inspection.  The inspection will examine the cannabis for contaminants and environmental control.  Once the license is granted, EPHS be able to sell cannabis to licensed distributors throughout Canada.

“EPHS’ CEO, Gianfranco Bentivoglio stated “To say these are exciting times is an understatement as the legalization of marijuana continues to grow.””

Economic studies have shown that 1 million square feet of cannabis operations will produce on average 500 direct and indirect jobs and an estimated 1 billion dollars of economic benefits for the region.

Emerald Plants Health Source

www.ephsholdings.com

About EPHS Holdings Inc.

EPHS Holdings Inc., together with its joint venture partner, Merritt Valley Cannabis, is a licensed commercial cannabis cultivator engaging in the cultivation, possession, research, processing, sales and distribution of medicinal and recreational cannabis under the laws of the Health Canada ACMPR license.

Forward-Looking Statements

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" are based on expectations, estimates and projections at the time the statements are made, and involve risks and uncertainties, which could cause actual results or events to differ materially from those currently anticipated, including, but not limited to delays, difficulties, changed strategies, or unanticipated factors or circumstances affecting EPHS Holdings, Inc. and its business.  Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in the Company's filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The risk factors and other factors noted in the Company's SEC filings could cause actual results to differ materially from those contained in any forward-looking statement.

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About Emerald Plants Health Source

www.ephsholdings.com

Contact

John Bentivoglio

info@ephsholdings.com

Emerald Plants Health Source

www.ephsholdings.com